 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2015

Victory Energy Corporation
(Exact name of registrant as specified in its charter)

Nevada	2-76219-NY	87-0564462
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3355 Bee Caves Road, Suite 608 Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

(512) 347-7300
(Registrant’s telephone number, including area code)

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¬    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 12, 2015, Victory Energy Corporation (the “Company” or "Victory") issued a press release announcing its entry into a letter of intent relating to the proposed acquisition of 181 net barrels of oil equivalent per day (the "Acquisition"). The purchase price for the acquired interests is expected to be approximately $7.8 million, of which approximately $6.9 million is expected to be paid in cash, subject to customary adjustments. The remaining approximately $900,000 of the purchase price is expected to be paid in shares of Victory common stock at a price per share equal to the twenty-day volume-weighted average price (VWAP) per share prior to the closing. The number of Victory shares issued is subject to upward adjustment at six and twelve months following closing if, and to the extent that, the VWAP of Victory shares prior to those two “reset” dates is below the VWAP at which the Victory shares were issued at closing. The letter of intent also contemplates that Victory will repurchase one-half of the dollar value of the Victory shares issued at closing (approximately $450,000) during the period between six months and twelve months following the closing of the transaction at a price per share equal to the closing issuance price of the shares. The letter of intent provides that Victory may, at its option, accelerate the repurchase of the shares. The closing date targeted by the letter of intent is January 15, 2016, with an effective date of November 1, 2015.
The consummation of the Acquisition is subject to, among other things, the completion of a due diligence review of the properties, including a review of record title, and the negotiation and entry into definitive acquisition agreements. The acquisition is additionally subject to approval from certain third parties, including among others, Navitus Energy Group and Victory’s other banking and financial relationships and to approval and execution by the Company and the seller of definitive documentation.
The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Safe Harbor Statement
This Current Report on Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Current Report on Form 8-K that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this Current Report on Form 8-K, the words "will," "potential," "believe," "estimated," "intend," "expect," "may," "should," "anticipate," "could," "plan," "project," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding the expected timetable for completing the proposed acquisition, the benefits and synergies of the proposed acquisition, EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, the successful completion of our due diligence review, the ability of the parties to negotiate and enter into a definitive acquisition agreement and, if such an agreement is entered into, the satisfaction of the conditions contained in the definitive acquisition agreement, any delay or inability to obtain necessary approvals or consents from third parties, the ability of the Company to obtain financing for the proposed acquisition, our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's other filings with the Securities and Exchange Commission ("SEC") that are available on the SEC's website at www.sec.gov, and on the Company's website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated November 12, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Victory Energy Corporation

Dated: November 12, 2015	/s/ Kenneth Hill
Kenneth Hill Chief Executive Officer